Exhibit 6.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR EVIDENCE REASONABLY SATISFACTORY TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

Up to $15,000,000.00	October 31, 2019

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, SUGARFINA HOLDINGS LLC, a Delaware limited liability company (the “Maker”), hereby unconditionally promises to pay to the order of BRISTOL LUXURY GROUP LLC or its assigns (the “Noteholder,” and together with the Maker, the “Parties”), up to $15,000,000, together with all accrued interest thereon, as provided in this Promissory Note (the “Note,” as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms). Within the limits of the $15,000,000 aggregate maximum principal amount hereunder, Maker may borrow, prepay and reborrow funds under this Note in one or more loans (each a “Loan”). Maker may borrow Loans hereunder up to the maximum amount by giving written notice of a proposed borrowing, and the requested amount thereof to the Noteholder, pursuant to which requests the Noteholder may make the requested Loans or decline to extend such requested Loans, in Noteholder’s sole discretion, provided that any Loan made hereunder shall be subject to the terms of that certain Amended and Restated Limited Liability Company Agreement of Sugarfina Holdings LLC, dated as of October 31, 2019, by and among Sugarfina Holdings LLC, Bristol Luxury Group, LLC and Sugarfina, Inc. (the “LLCA”).

1.            Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Applicable Rate” means the rate equal to 12.0% per annum, calculated in accordance with Section 4.4.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to close.

“Default” means any of the events specified in Section 7 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 7 would, unless cured or waived, become an Event of Default.

“Default Rate” means, at any time, the Applicable Rate plus 2.0%.

“Event of Default” has the meaning set forth in Section 7.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal, or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government (including any supranational bodies, such as the European Union or the European Central Bank).

“Interest Payment Date” means the last day of each month commencing on the first such date to occur after the execution of this Note.

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest.

“Loan” has the meaning set forth in the introductory paragraph.

“Maker” has the meaning set forth in the introductory paragraph.

“Maturity Date” means the earlier of (a) May 1, 2021 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 8.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement, or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Parties” has the meaning set forth in the introductory paragraph.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Security Agreement” means the Security Agreement, dated as of the date hereof, by and between the Maker and Noteholder, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms.

2

2.            Final Payment Date; Optional Prepayments.

2.1            Final Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on the Maturity Date, unless otherwise provided in Section 8.

2.2            Optional Prepayment. The Maker may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Any amounts prepaid hereunder may be reborrowed by Maker.

3.            Security Agreement.

3.1            Security Agreement. The Maker’s performance of its obligations hereunder is secured by a first priority security interest in the collateral specified in the Security Agreement.

4.            Interest.

4.1            Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loans made hereunder shall bear interest on a daily basis at the Applicable Rate of interest provided for herein, in accordance with Section 4.4, from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise. The amount of interest so accrued shall be paid in arrears by the Maker to the Noteholder on the Interest Payment Date in cash or in-kind, at the Maker’s election in its sole discretion (and shall be deemed paid in-kind if not otherwise paid in cash on or before the last day of each month), through the increase of the aggregate outstanding principal amount hereunder by the amount of such interest paid in-kind; provided that all such capitalized amounts of interest paid in-kind shall accrue interest at a rate equal to Default Rate.

4.2            Interest Payment Dates. Interest shall be payable monthly in arrears to the Noteholder on each Interest Payment Date.

4.3            Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

4.4            Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which such Loan is made, and shall not accrue on the Loan on the day on which it is paid.

4.5            Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Maker under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

3

5.            Payment Mechanics.

5.1            Manner of Payment. All payments of interest and principal shall be made in lawful money of the United States of America no later than 5:00 p.m. Pacific Time on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Maker from time to time.

5.2            Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

5.3            Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

5.4            Evidence of Debt. Noteholder is hereby authorized by Maker to enter and record on Schedule 1 attached hereto the amount and date of each Loan made under this Note and each payment of principal thereon without any further authorization on the part of Maker or any endorser or guarantor of this Note. The entry of a Loan advance or principal payment on Schedule 1 shall be prima facie and presumptive evidence of the amount and date thereof. Noteholder shall deliver a copy of Schedule 1 to Maker after making any entry thereon, and Noteholder hereby waives any defect in, or objection to, such schedule which has been delivered to it by Noteholder unless written notice of such defect or objection is given to Noteholder within fifteen (15) Business Days after such copy of Schedule 1 is delivered to Maker. Notwithstanding the foregoing, Noteholder’s failure to make an entry in Schedule 1 or to deliver a copy of the Schedule 1 to Maker shall not limit or otherwise affect the obligations of Maker or any endorser or guarantor of this Note.

6.            Representations and Warranties. The Maker hereby represents and warrants to the Noteholder on the date hereof as follows:

6.1            Existence. The Maker is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization.

6.2            Power and Authority. The Maker has the power and authority, and the legal right, to execute and deliver this Note and the Security Agreement and to perform its obligations hereunder and thereunder.

6.3            Authorization; Execution and Delivery. The execution and delivery of this Note and the Security Agreement by the Maker and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability action in accordance with all applicable Laws. The Maker has duly executed and delivered this Note and the Security Agreement.

4

6.4            No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Maker to execute, deliver, or perform any of its obligations under this Note or the Security Agreement.

6.5            No Violations. The execution and delivery of this Note and the Security Agreement and the consummation by the Maker of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the Maker’s organizational documents; (b) violate any Law or Order applicable to the Maker or by which any of its properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which the Maker may be bound.

6.6            Enforceability. Each of the Note and the Security Agreement is a valid, legal, and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.            Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

7.1            Failure to Pay Principal. The Maker fails to pay any principal amount of the Loan when due.

7.2            Bankruptcy.

(a)            the Maker commences any case, proceeding, or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Maker makes a general assignment for the benefit of its creditors;

(b)            there is commenced against the Maker any case, proceeding, or other action of a nature referred to in Section 7.2(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of 30 days;

(c)            there is commenced against the Maker any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof;

(d)            the Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 7.2(a), Section 7.2(b), or Section 7.2(c) above; or

(e)            the Maker is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due.

5

7.3        Default on Other Obligations. The Maker shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $1,000,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

7.4        Change of Control. The Maker shall be party to any change of control transaction wherein Noteholder shall no longer own the majority of the common stock of the Maker, or a net asset disposition transaction whereby the Maker sells, disposes, or otherwise liquidates greater than 30% of its assets;

7.5        Dissolution or Winding Up. There shall be any dissolution, liquidation or winding up by Maker, of a substantial portion of their business;

7.6        Cessation of Operations. There shall be any cessation of operations by the Maker.

8.            Remedies. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Maker (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable and/or (b) exercise any or all of its rights, powers, or remedies under the Security Agreement or applicable law; provided, however that, if an Event of Default described in Section 7.2 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

9.            Miscellaneous.

9.1            Notices.

(a)            All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Maker:

Sugarfina Holdings LLC

662 N. Sepulveda Blvd., Suite 300

Los Angeles, CA 90049

Attention: Paul L. Kessler

E-mail: pkessler@bristolcompanies.net

and

Attention: Diana Derycz-Kessler

E-mail: diana@bristolcompanies.net

(ii)	If to the Noteholder:

Bristol Luxury Group, LLC

662 N. Sepulveda Blvd., Suite 300

Los Angeles, CA 90049

Attention: Paul L. Kessler

E-mail: pkessler@bristolcompanies.net

and

Attention: Diana Derycz-Kessler

E-mail: diana@bristolcompanies.net

6

(b)            Notices if (i) delivered by hand or overnight courier service shall be deemed to have been given when received; and (ii) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email, or other written acknowledgment).

9.2            Expenses. The Maker shall reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses, and fees (including reasonable expenses and fees of its external counsel) incurred by the Noteholder in connection with the transactions contemplated hereby, including the negotiation, documentation, and execution of this Note and the Security Agreement and the enforcement of the Noteholder’s rights hereunder and thereunder.

9.3            Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note, the Security Agreement, and the transactions contemplated hereby and thereby, shall be governed by the laws of the State of New York. The prevailing party in any action arising out of or resulting from this Note shall be entitled to recover attorneys’ fees and costs from the non-prevailing party.

9.4            Submission to Jurisdiction.

(a)            The Maker hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note or the Security Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against the Maker in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b)            Nothing in this Section 9.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Maker in any other court having jurisdiction over the Maker or (ii) serve process upon the Maker in any manner authorized by the laws of any such jurisdiction.

9.5            Venue. The Maker irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note or the Security Agreement in any court referred to in Section 9.4(b) and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.6            Waiver of Jury Trial. THE MAKER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE SECURITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

7

9.7           Counterparts; Integration; Effectiveness. This Note, the Security Agreement, and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note and the Security Agreement constitutes the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note or the Security Agreement, as applicable.

9.8           Successors and Assigns. This Note may be assigned, transferred, or negotiated by the Noteholder to any Person, at any time, without notice to or the consent of the Maker. The Maker may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns.

9.9           Waiver of Notice. The Maker hereby waives presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of acceleration of maturity, and diligence in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder.

9.10         Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the parties hereto, and no material amendment of this Note shall be subject to the additional consent of the Majority Member and the Minority Member (as such terms are defined in the LLCA). Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

9.11         Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

9.12         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

9.13         Severability. If any term or provision of this Note or the Security Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or the Security Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

[signature page follows]

8

IN WITNESS WHEREOF, the Maker has executed this Note as of October 31, 2019.

SUGARFINA HOLDINGS, LLC

By	/s/ Paul Kessler
Name:	Paul Kessler
Title:	Co-Chief Executive Officer

9

Schedule 1

Loans and Payments

Date of Loan	Amount of Loan	Amount of Principal Paid	Unpaid Principal Amount of Note	Name of Person Making the Notation
October 31, 2019	$10,000,000	$0	$10,000,000	Paul Kessler
October 31, 2019	$5,000,000	$0	$5,000,000	Paul Kessler

10